    As filed with the Securities and Exchange Commission on December 2, 1999

                                                      Registration No. 333-86061


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 4
                                   ON FORM S-8
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933*

                                ----------------

                            PHELPS DODGE CORPORATION
             (Exact name of registrant as specified in its charter)

         NEW YORK                                             13-1808503
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)


                            2600 NORTH CENTRAL AVENUE
                                PHOENIX, AZ 85004
                     (Address of Principal Executive Offices
                               including Zip Code)

          MANAGEMENT INCENTIVE PROGRAM OF CYPRUS AMAX MINERALS COMPANY
    1994 MANAGEMENT INCENTIVE PROGRAM OF CYPRUS AMAX MINERALS COMPANY AND ITS
                           PARTICIPATING SUBSIDIARIES
      STOCK PLAN FOR NON-EMPLOYEE DIRECTORS OF CYPRUS AMAX MINERALS COMPANY
                            (Full title of the Plans)

                                 S. DAVID COLTON
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            2600 NORTH CENTRAL AVENUE
                             PHOENIX, ARIZONA 85004
                                 (602) 234-8100
 (Name, address and telephone number, including area code, of agent for service)


* Filed as a Post-Effective Amendment on Form S-8 to such Form S-4 Registration Statement pursuant to the procedure described herein. See "Introductory Statement."

                             INTRODUCTORY STATEMENT

                  Phelps Dodge Corporation ("Phelps Dodge" or the "Company") hereby amends its Registration Statement on Form S-4 (Registration No. 333-86061) (the "Form S-4") by filing this Post-Effective Amendment No. 4 on Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 2,872,746 shares of common stock, par value $6.25 per share, of Phelps Dodge ("Phelps Dodge Common Stock") issuable upon the exercise of stock options and warrants granted under the Management Incentive Program of Cyprus Amax
Minerals Company, the 1994 Management Incentive Program of Cyprus Amax Minerals Company and Its Participating Subsidiaries and the Stock Plan for Non-Employee Directors of Cyprus Amax Minerals Company (collectively, the "Plans").

                  On December 2, 1999, Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), was merged with and into CAV Corporation, a Delaware corporation and a wholly owned subsidiary of Phelps Dodge ("CAV"). As a result of such merger (the "Merger"), each outstanding share (other than shares owned by Phelps Dodge or Cyprus Amax or their subsidiaries) of common stock, no par value, of Cyprus Amax ("Cyprus Amax Common Stock") has been converted into the right to receive 0.3500 shares of Phelps Dodge Common Stock. In addition, each outstanding option issued pursuant to the Plans will no longer be exercisable for shares of Cyprus Amax Common Stock, but instead will constitute an option to purchase the number of shares of Phelps Dodge Common Stock equal to the product of (x) the number of shares of Cyprus Amax Common Stock for which such option was exercisable immediately prior to the effective time of the Merger and (y) 0.3500. The exercise price per share shall be equal to the exercise price per share for such option immediately prior to the effective time of the Merger divided by 0.3500.

                  The designation of the Post-Effective Amendment as Registration No. 333-86061 denotes that the Post-Effective Amendment relates only to the shares of Phelps Dodge Common Stock issuable on the exercise of stock options under the Plans and that this is the fourth Post-Effective Amendment to the Form S-4 filed with respect to such shares.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

                  Incorporated by reference in this Registration Statement are the following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

                  (a) The Company's annual report on Form 10-K for the year ended December 31, 1998 (including revised information regarding the Company's exploration and mining properties set forth in Schedule B to the Company's Definitive Proxy Statement, dated September 13, 1999, for the special meeting of Phelps Dodge stockholders held on October 13, 1999);

                  (b) The Company's quarterly reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999 and the Company's current reports on Form 8-K dated August 23, 1999 (two filings), August 26, 1999, September 3, 1999, September 22, 1999, September 30, 1999, October 6, 1999, October 8, 1999, October 13, 1999 (two filings), October 22, 1999 and December 2, 1999; and

                  (c) The description of the Company's common stock, par value $6.25 per share (the "Common Stock"), contained in a registration statement filed under the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description; and

                  (d) The description of Rights which is contained in the Company's registration statement on Form 8-A dated February 6, 1998 and the Company's current report on Form 8-K dated February 6, 1998.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to exist or constitute a part hereof.


Item 4. Description of Securities

                  Not applicable.

Item 5. Interests of Named Experts and Counsel

                  None.

Item 6. Indemnification of Directors and Officers

                  Article III of the By-Laws of the Company contains the following provisions:

                  "Sec. 7. Indemnification -- Third Party and Derivative
Actions.

                  (a) The Company shall indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Company to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Company, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if
(i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                  (b) The Company shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Company, or is or was serving at the request of the Company as a Director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                  (c) For the purpose of this Section 7, the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines.

                  (d) The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such

Director or officer has not met the standard of conduct set forth in this
Section 7. However, no Director or officer shall be entitled to indemnification under this Section 7 if a judgment or other final adjudication adverse to the Director or officer establishes (i) that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                  "Sec. 8. Payment of Indemnification; Repayment.

                  (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 7 of this Article shall be entitled to indemnification as authorized in such Section.

                  (b) Except as provided in Section 8(a), any indemnification under Section 7 of this Article, unless ordered by a court, shall be made by the Company only if authorized in the specific case:

                  (1) by the Board of Directors acting by a quorum consisting of Directors who are not parties to the action or proceeding giving rise to the indemnity claim upon a finding that the Director or officer has met the standard of conduct set forth in Section 7 of this Article; or

                  (2) if a quorum under the foregoing clause (1) is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs:

                           (i) by the Board of Directors upon the opinion in
                  writing of independent legal counsel (i.e., a reputable lawyer or law firm not under regular retainer from the Company or any subsidiary corporation) that indemnification is proper in the circumstances because the standard of conduct set forth in
                  Section 7 of this Article has been met by such Director or officer, or

                           (ii) by the holders of the Common Shares of the
                  Company upon a finding that the Director or officer has met such standard of conduct.

                  (c) Expenses incurred by a Director or officer in defending a civil or criminal action or proceeding shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount in case he is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he is entitled.

                  (d) Any indemnification of a Director or officer of the Company under Section 7 of this Article, or advance of expenses under Section 8(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of the Director or officer.

                  "Sec. 9. Enforcement; Defenses. The right to indemnification or advances as granted by this Article shall be enforceable by the Director or officer in any court of competent jurisdiction if the Company denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses under Section 8(c) of this Article where the required undertaking, if any, has been received by the Company) that the claimant has not met the standard of conduct set forth in Section 7 of this Article, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, its independent legal counsel, and the holders of its Common Shares), to have made a determination that indemnification of the claimant is proper in the circumstances nor the fact that there has been an actual determination by the Company (including its Board of Directors, its independent legal counsel, and the holders of its Common Shares) that indemnification of the claimant is not proper in the circumstances, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

                  "Sec. 10. Contract; Savings Clause; Preservation of Other Rights.

                  (a) The foregoing indemnification provisions shall be deemed to be a contract between the Company and each Director and officer who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such Director or officer.

                  (b) If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Director or officer of the Company against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with any actual or threatened action or proceeding, whether civil or criminal, including an actual or threatened action by or in the right of the Company, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

                  (c) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or Directors or by agreement.

                  "Sec. 11. Indemnification of Persons Not Directors or Officers of the Company. The Company may, by resolution adopted by the Board of Directors of the Company, indemnify any person not a Director or officer of the Company, who is made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, is or was an employee or other agent of the Company, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to such action or proceeding, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled."

                  In general, Sections 721 through 726 of the New York Business Corporation Law allow a corporation to indemnify its directors and officers, subject to limitations substantially similar to those contained in the Company's By-Laws as summarized above, and to advance expenses incurred by directors and officers in defending proceedings brought against them in such capacity.

                  The Company maintains, at its expense, insurance policies which insure its directors and officers (up to certain amounts per year and subject to certain exclusions and deductions) against certain liabilities which may be incurred in those capacities.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

                  Not applicable.

Item 8. Exhibits

                  An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on pages 11-13.

Item 9. Undertakings

                  (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                           (i) include any Prospectus required by Section
                  10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                           (ii) reflect in the Prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                           (iii) include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 2nd day of December, 1999.


                                       PHELPS DODGE CORPORATION



                                       By: /s/ Douglas C. Yearley
                                           ------------------------------------
                                           Douglas C. Yearley
                                           Chairman of the Board of Directors
                                             and Chief Executive Officer



                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                                      Title                                    Date
----------                                      -----                                    ----

 /s/ Douglas C. Yearley                         Chairman of the Board of                 December 2, 1999
-------------------------------------           Directors, Chief Executive
Douglas C. Yearley                              Officer and Director (Principal
                                                Executive Officer)


 /s/ Ramiro G. Peru                             Senior Vice President and                December 2, 1999
-------------------------------------           Chief Financial Officer
Ramiro G. Peru                                  (Principal Financial Officer)


 /s/ Stanton K. Rideout                         Vice President and Controller            December 2, 1999
-------------------------------------           (Principal Accounting Officer)
Stanton K. Rideout


            *                                   Director                                 December 2, 1999
-------------------------------------
Robert N. Burt

            *                                   Director                                 December 2, 1999
-------------------------------------
Archie W. Dunham


            *                                   Director                                 December 2, 1999
-------------------------------------
William A. Franke


            *                                   Director                                 December 2, 1999
-------------------------------------
Paul Hazen


            *                                   Director                                 December 2, 1999
-------------------------------------
Manuel J. Iraola


            *                                   Director                                 December 2, 1999
-------------------------------------
Marie L. Knowles


            *                                   Director                                 December 2, 1999
-------------------------------------
Robert D. Krebs


            *                                   Director                                 December 2, 1999
-------------------------------------
Southwood J. Morcott


            *                                   Director                                 December 2, 1999
-------------------------------------
Gordon R. Parker


            *                                   Director                                 December 2, 1999
-------------------------------------
J. Steven Whisler


* By:   /s/ Douglas C. Yearley
        -----------------------------------
        Douglas C. Yearley, as
        Attorney-in-Fact for
        each of the persons indicated

                                INDEX TO EXHIBITS

Exhibit No.       Description of Exhibit

4.1 Complete composite copy of the Restated Certificate of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the quarter ended June 30, 1999 (SEC File No. 1-82)).

4.2 By-Laws of the Company, as amended effective May 7, 1997 (incorporated by reference to Exhibit 3.2 to the Company's Form 10-Q for the quarter ended June 30, 1997 (SEC File No. 1-82)).

4.3 Second Amended and Restated Credit Agreement, dated as of June 25, 1997, among the Corporation, several banks and other lending institutions, and The Chase Manhattan Bank, as administrative agent (incorporated by reference to Exhibit 4.2 to the Corporation's Form 10-Q for the quarter ended June 30, 1997 (SEC File No. 1-82)).

4.4 Rights Agreement, dated as of February 5, 1998, between the Corporation and The Chase Manhattan Bank (which replaces the Rights Agreement dated as of July 29, 1988 as amended and restated as of December 6, 1989, the rights issued thereunder having been redeemed by the Corporation), which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Cumulative Preferred Shares, par value $1.00 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to
                  Exhibit 1 to the Corporation's Current Report on Form 8-K and in the Corporation's Form 8-A, both filed on February 6, 1998 (SEC File No. 1-82)).

4.5 Form of Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee (incorporated by reference to the Corporation's Registration Statement and Post-Effective Amendment No. 1 on Form S-3 (Registration Nos. 333-36415 and 33-44380)) filed with the Securities and Exchange Commission on September 25, 1997 (incorporated by reference to Exhibit 4.3 to the Corporation's Form 10-Q for the quarter ended September 30, 1997 (SEC File No. 1-82)).

4.6 Form of 6.375 percent Note, due November 1, 2004, of the Corporation issued on November 5, 1997, pursuant to the Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee (incorporated by reference to the Corporation's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 1997 and Exhibit 4.4 of Form 10-Q for the quarter ended September 30, 1997 (SEC File No. 1-82)).

4.7 Form of 7.125 percent Debenture, due November 1, 2027, of the Corporation issued on November 5, 1997, pursuant to the Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee (incorporated by reference to the Corporation's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 1997 and Exhibit 4.5 of the Corporation's Form 10-Q for the quarter ended September 30, 1997 (SEC File No. 1-82)).

5                 Opinion of Debevoise & Plimpton.*

15 Letter from PricewaterhouseCoopers LLP, re: unaudited interim financial information.

23.1              Consent of PricewaterhouseCoopers LLP.

23.2              Consent of Debevoise & Plimpton (included in Exhibit 5).

24                Powers of Attorney.*

99.1 Management Incentive Program of Cyprus Amax Minerals Company, as amended (incorporated by reference to Exhibit 10(b) to the Form 10-K for the period ended December 31, 1997, and Exhibit 10(b) to the Form 10-K for the period ended December 31, 1998 of Cyprus Amax Minerals Company (SEC File No. 1-10040)).

99.2 1994 Management Incentive Program of Cyprus Amax Minerals Company and Its Participating Subsidiaries, as amended and restated (incorporated by reference to Exhibit 10(b) to the Form 10-K for the period ended December 31, 1997 and to
                  Exhibit 10(b) to the Form 10-K for the period ended December 31, 1998 of Cyprus Amax Minerals Company (SEC File No. 1-10040)).

99.3 Stock Plan for Non-Employee Directors of Cyprus Amax Minerals Company, as amended and restated (incorporated by reference to Exhibit 28 to the Form 10-Q for the quarter ended September 30, 1992, the additional amendments incorporated by reference to Exhibit 10(a) to the Form 10-K for the period ended December 31, 1996, and Exhibit 10(c) to the Form 10-K for the period ended December 31, 1998 of Cyprus Amax Minerals Company (SEC File No. 1-10040)).

---------------------

* Previously filed.